Astea Reports Third Quarter 2013 Results

HORSHAM, Pa., Nov. 14, 2013 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a global provider of service lifecycle management and mobility solutions, today announced financial results for the three and nine months ended September 30, 2013.

For the quarter ended September 30, 2013, Astea revenues increased slightly to $5.34 million compared to $5.28 million for the quarter ended September 30, 2012. Net loss available to common stockholders for the third quarter of 2013 was $.16 million, or ($0.04) per share. This compares to net loss of $1.3 million, or ($0.36) per share in the third quarter of 2012. Software license revenues increased 107% to $818,000 compared to $395,000 for the same period in 2012. Service and maintenance revenues were $4.5 million compared to $4.9 million for same period in 2012.

Revenues for the nine months ended September 30, 2013 decreased 23% to $15.3 million from $19.8 million in the same nine month period in 2012. Software license revenues decreased 26% to $2.2 million compared to $3.0 million for the same period in 2012. Service and maintenance revenues were $13.1 million, a 22% decrease compared to revenues of $16.9 million for the same nine month period in 2012. Operating loss was $2.0 million compared to an operating loss of $853,000 in the same nine month period last year. Year to date net loss available to stockholders was $2.3 million, or ($0.63) per share compared to a net loss available to common stockholders of $1.1 million or ($0.31) per share in the same period last year.

"The significant shift in new customer demand from a perpetual, on-premise license model to software-as-a-service (SaaS), cloud model has negatively impacted 2013 revenue for two reasons. First, instead of recognizing all of the license revenue from a sale once an agreement is reached and all other appropriate accounting requirements are met, revenue from a SaaS model is recognized in smaller increments over the life of the agreement. Second, SaaS revenue and related implementation services may not be recognized until the deployment goes live. Accordingly, our revenue becomes negatively impacted in two ways," stated Rick Etskovitz, CFO of Astea International. "In the long run, we expect that a growing stream of predictable, recurring revenue will result in growing our overall revenue and ongoing sustainable profitability."

"We are experiencing a significant trend, with each passing quarter, as more and more large enterprise companies are looking to purchase our cloud-based solutions instead of on-premise. While this is a very promising sign, it does have a short-term, negative impact on our revenues. Professional services activity is strong and we have a backlog of deferred revenues, for cloud-based implementations, which we expect to recognize in subsequent quarters," stated Zack Bergreen, CEO of Astea International. "We are also witnessing a shift in our current pipeline, with cloud-based opportunities now comprising over half of our total pipeline. Our pipeline is very attractive with many name brand companies that have large field forces. They are looking for very comprehensive service management and mobility solutions, which is our sweet spot. We remain optimistic in our ability to execute and win."

"During the third quarter, we were very excited to unveil Astea Alliance 11.0, our latest release that offers the market an abundance of new features and enhancements. Astea Alliance 11.0 has achieved a new standard for delivering a powerful, feature-rich, forward-thinking solution that offers greater ease of use, unmatched configurability, and unique ways to deliver knowledge throughout the organization to ensure user adoption that ultimately ends with elated customers," stated Zack Bergreen, CEO of Astea International.

Mr. Bergreen further stated, "We are pleased with the many customers who went live, this quarter, with deployments around the world, which continues to demonstrate the global nature of our solution suite and our geographic diversity. Additionally, we are proud that, for the fifth year in a row, we were again recognized as a Visionary in Gartner's 2013 Field Service Management Magic Quadrant which demonstrates our experience and commitment to meeting the dynamic needs of service organizations around the world."

Outlook
Mr. Bergreen concluded, "We remain steadfast in our sales execution, while continuing to offer innovative solutions that provide compelling value propositions to grow our customer base around the world. We are excited to see the increase in both cloud-based and on-premise opportunities. We are more than prepared to capitalize on this paradigm shift and look forward to the positive gains that will accrue as we recognize the revenue from these cloud-based deployments. Our competition is unable to match the depth of our solution capabilities and our ability to offer complete coverage of the entire service management workflow."

Astea will host a conference call that will be broadcast live over the Internet on November 14, 2013 at 4:30pm ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-895-0198. For calls from outside North America, please dial 1-785-424-1053. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2013 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q.

CONTACT: Investor Relations, Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com